Exhibit 99.1

March 27, 2020

GCI Liberty to Hold Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) will be holding its Annual Meeting of Stockholders on Tuesday, May 19, 2020 at approximately 8:30 a.m., local time.

Stockholders wishing to nominate a director or present a proposal to be considered at the annual meeting must submit a written notice to the Corporate Secretary of the Company on or before April 6, 2020 at its executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112.  In addition, any stockholder proposals submitted for inclusion in the Company’s proxy materials for the annual meeting must be received by the Corporate Secretary on or before April 6, 2020 and will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, the Company’s charter and bylaws and Delaware law.

About GCI Liberty, Inc.

GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBP) operates and owns interests in a broad range of communications businesses. GCI Liberty’s principal assets consist of its subsidiary GCI Holdings, LLC (“GCI”) and interests in Charter Communications and Liberty Broadband Corporation. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services for nearly 40 years to some of the most remote communities and in some of the most challenging conditions in North America. GCI Liberty’s other businesses and assets consist of its subsidiary Evite and its interest in Lending Tree.

GCI Liberty, Inc.
Courtnee Chun, 720-875-5420

Source: GCI Liberty, Inc.